TELTREND REPORTS INCREASED SECOND QUARTER EARNINGS

ST. CHARLES, ILL. - (BUSINESS WIRE) - Feb. 8, 2000 - Teltrend Inc. (Nasdaq:
TLTN) today announced results for its second quarter ended January 29, 2000. Earning for the quarter were $0.29 per diluted share versus $0.18 for the second quarter of last year. This year's second quarter earnings per share includes $0.05 related to the sale of Teltrend's UK-based router business in the fourth quarter of last year. Without this gain, earnings this quarter were $0.24 per diluted share, up 33% from last year's second quarter. Sales for the quarter were $23.5 million compared to $24.4 million for the second quarter last year. The lower year-to-year quarterly sales is primarily attributable to the previously mentioned sale of Teltrend's UK-based router business.

Sales of Teltrend High-Capacity Products increased 22% from $12.6 million in the second quarter of last year to $15.3 million this year. Channelized Products and Conversion Products sales were lower, but the strong High-Capacity Products performance resulted in a 6% year-to- year sales increase in the US segment of Teltrend's business. US sales for the quarter were $21.5 million versus $20.3 million for the second quarter of last year.

Earnings for the six months, exclusive of the second quarter $0.05 adjustment relating to the aforementioned sale of the router business, were $0.66 per diluted share, a 12% increase over the first half of fiscal 1999. Including the $0.05 adjustment, income for the six months was $0.71 per diluted share.

Sales for the six months totaled $49.5 million, compared to $54.6 million in the prior year. The decrease was primarily due to the sale of the Packet Switched Business and to the first quarter of fiscal 1999 having 14 weeks compared to 13 weeks in fiscal 2000.

The Company's cash and marketable securities increased from $27.8 million at the end of this year's first quarter to $29.8 million at end of this year's second quarter.

"Overall we're pleased with the results of our second quarter", said Howard L. Kirby, Jr., Teltrend Chairman and CEO. "Year-to-year growth in our core High-Capacity Products area was strong. And I'm pleased to report steady progress in HDSL, particularly with the new 2-wire HDSL technology. Our quarterly sales in HDSL are still small, at just over $1.0 million, but that's up 150% from last year's second quarter.

"And customers remain very interested in our new ASTS(TM) system. We regard the Teltrend ASTS system as the best choice for deployment of High-Capacity services, irrespective of whether these services are provided by RBOC, Independent Telco, or CLEC, and irrespective of whether provided via fiber optic, HDSL, HDSL2 or repeatered T1 technology.

"Teltrend's ASTS system is a compact, economical system that replaces five previous equipments: T1 distribution system, M13 multiplexer, performance monitoring unit, digital test access unit, and protection switch. And very importantly, ASTS plug-ins are plug-compatible with the existing Telco STS infrastructure.

"Additionally, Teltrend HDSL2 units are interoperable with other standards-compliant HDSL2 units like those produced by PairGain Technologies, Inc. Teltrend is working closely with PairGain to become a competitive supplier of full-functionality HDSL2 plug-in units for the

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PairGain enhanced WBS-3190 system. Teltrend is committed to being a provider of plug-in HDSL2, HDSL4, and repeatered T1 units for competitive, open-architecture, systems like the PairGain WBS-3190, as well as being a system level supplier to this market with our ASTS system.

"By the way, any vendor can choose to offer plug-ins and/or systems using the OSTS open architecture used in Teltrend's ASTS system. The OSTS specifications used on the ASTS are available free of charge. You can view them on our Teltrend web-site. Teltrend believes strongly in the OSTS open architecture, and we believe the concept is being increasingly embraced by RBOCs, CLECs, and other service providers."

Mr. Kirby continued, "In our Channelized products area, ISDN and DLC sales were up 38% and 48% respectively year-to-year, but this was offset by declines in our VF products and in DDS products. We believe the DDS decline, due mainly to a change-over in DDS deployment technology, will be reversed later this year by start-up of sales of Teltrend's new FastPort(TM) product. This product, which allows the provisioning of long telephone lines for DDS service without the need for costly removal of load coils, or the addition of costly repeaters, is under test at all of the RBOCs, and we remain optimistic about its future. DDS is the service of choice for full-period connection of medium-speed dedicated networks like those employed for lottery networks, and we believe this is going to be a good market for us for a long time to come.

"On the subject of our upcoming merger, Teltrend and Westell Technologies announced last week that the waiting period for our proposed merger under the US antitrust laws had expired. We plan to distribute a proxy statement next week for our respective stockholder meetings regarding the merger, which we expect will be held on March 16."

Certain of Mr. Kirby's statement in the previous paragraphs are forward looking. These statements, identified by the use of phrases such as "interest", "we regard", "we remain optimistic", "we believe", and "we plan" are based on current expectations and involve risks and uncertainties. Consequently, actual results could differ materially from the Company's expectations expressed in the preceding paragraphs. The various factors that could cause actual results to differ from the expectations include, but are not limited to: competition from other, and in certain cases more established, manufacturers of similar products; pricing pressure and other ramifications of the consolidation of some of the Company's major customers; the inability to achieve market acceptance of new products or products under development for a variety of reasons, including their cost or the actual or perceived need for such products in the marketplace; the failure of the Company's new products to pass the rigorous testing and qualification process imposed by the Company's customers; the rapid pace with which changes in technology industry standards and customer requirements occur within the telecommunications business, and the adverse effect such changes and the introduction of new products involving new technologies could have on the Company's ability to sell its new and existing products.

Teltrend Inc., established in 1979 with over 500 employees worldwide, is headquartered in suburban Chicago. Teltrend designs, manufactures and markets a broad range of telecommunications and data communications products used by businesses and telephone companies to provide voice and data services. Teltrend's unique local telephone loop solutions,

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develop for HDSL, HDSL2, Fiber Optic, T1, ISDN, DDS, and DLC applications, allow telephone companies to provide new and better services to their customers without the need for costly infrastructure replacement. The Company's products are sold to the Regional Bell Operating Companies, GTE, Sprint, and other U.S. and International telephone companies as well as original manufacturers such as Lucent, Nortel, and Cisco.

ASTS(TM) and FastPort(TM) are trademarks of Teltrend Inc.

                                  TELTREND INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                    UNAUDITED
                (In thousands, except net income per share data)

                                        For the Quarter Ended                       For the Six Months Ended
                                        ---------------------                       ------------------------
                                  January 29, 2000     January 30, 1999         January 29, 2000        January 30, 1999

                                           $23,477              $24,436                  $49,466                 $54,634
Net sales Cost of sales                     13,528               13,234                   27,456                  29,505
                                           -------              -------                  -------                 -------
Gross Profit                                 9,949               11,202                   22,010                  25,129
Operating expenses                           8,158                9,437                   16,727                  19,665
Gain on disposal of
product line                                 (495)                    -                    (495)                       -
                                        ----------                                     ---------
Income from operations                       2,286                1,765                    5,778                   5,464
Other income (expense):                        412                  277                      754                     626
Interest income                                 47                (247)                      (9)                   (199)
                                        ----------           ----------                   ------                   -----
Other - net                                    459                   30                      745                     427
                                         ---------          -----------                    -----                  ------
Income before income
  taxes                                      2,745                1,795                    6,523                   5,891
Provision for income
taxes                                          950                  685                    2,260                   2,251
                                        ----------          -----------               ----------            ------------

Net income                                  $1,795               $1,110                   $4,263                  $3,640
                                          ========            =========                =========              ==========
Basic income per share of
common stock                                  $.31                $0.19                    $0.74                   $0.60
                                         =========            =========                =========              ==========
Basic average common
shares outstanding                           5,790                5,958                    5,788                   6,064
                                          ========             ========                 ========               =========
Diluted income per share
of common stock                              $0.29                $0.18                    $0.71                   $0.59
                                           =======              =======                  =======                ========
Diluted average common
shares outstanding                           6,125                6,160                    6,030                   6,143
                                            ======               ======                   ======                 =======


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


                                  TELTREND INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        UNAUDITED
                                                     (In Thousands)
ASSETS                                                 January 29, 2000            July 31, 1999
-------------------------------------------------------------------------------------------------------------
Current Assets
         Cash and cash equivalents                              $21,054                  $25,915
         Marketable securities                                    8,768                        -
         Trade accounts receivable,
           less allowance                                        12,834                   13,758
         Inventories                                             10,871                    9,466
         Deferred income taxes                                    2,267                    2,267
         Prepaid expenses
           and other current assets                               2,056                    3,301
                                                              ---------                 --------
                                                                 57,850                   54,707
Property, plant and
 equipment, net                                                   9,590                    9,877
Deferred income taxes                                               329                      329
Intangible assets, net                                            1,383                    1,479
Other assets, net                                                   602                      591
                                                              ---------                ---------

Total Assets                                                    $69,754                  $66,983
                                                                =======                  =======
LIABILITIES AND
   STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------
Current Liabilities
         Accounts payable                                        $5,002                   $4,774
         Accrued expenses                                         8,831                   10,970
                                                              ---------                   ------
                                                                 13,833                   15,744
Stockholders' equity                                             55,921                   51,239
                                                                 ------                   ------
Total Liabilities and
 Stockholders' Equity                                           $69,754                  $66,983
                                                                =======                  =======



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